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                                                                      EXHIBIT 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


                                  May 22, 2002

Dear Sir/Madam:


We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 22, 2002 of Genomic Solutions Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP


cc: Mr. Steven J. Richvalsky, Executive Vice President and Chief Financial
    Officer, Genomic Solutions Inc.